For Release 4 p.m. MT Wednesday, March 31, 1999:

                            QUIZNO'S(R) Posts Profit

DENVER, Colo. - The Quizno's Corporation (Nasdaq: QUIZ), which franchises and owns and operates QUIZNO'S Classic Subs restaurants, announced it posted earnings after preferred stock dividends of $891,725, or $.26 per share (diluted) in the year ending December 31, 1998.

The earnings reflect the recognition of a tax benefit of $368,553, which is a non-recurring item related to net operating losses in prior years.

Company revenue was $20.7 million for the year and system wide sales were $102.3 million for the chain.

A total of 195 QUIZNO'S restaurants opened in the U.S. and Canada, bringing the total number of QUIZNO'S locations to just under 500. Eight of the openings were conversions to QUIZNO'S from Sub & Stuff locations, a Wichita chain that the Company acquired in mid-1998.

QUIZNO'S, an Italian-style deli which serves signature oven baked Classic Subs, has grown from 18 restaurants in Denver in 1991 to more than 500 restaurants open in the United States, Puerto Rico, Canada and Japan today.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American, Canadian and Japanese public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1998.

For More Information Contact:
Sue Hoover, Executive Vice President of Marketing
The Quizno's Corporation
303-291-0999, ext. 3242